UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

GEOVIC MINING CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-52646	20-5919886
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5500 East Yale Avenue, Suite 302 Denver, Colorado		80222
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 476-6455

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 1, 2014, Geovic Mining Corp. (the “Company”) received notice (the “Notice”) from the Toronto Stock Exchange (the “TSX”) that the TSX is reviewing the Company’s eligibility for the continued listing of its shares of common stock on the TSX (the “Continued Listing Review”). The TSX has granted the Company 30 days to demonstrate that it complies with all of the TSX continued listing requirements that are applicable to the Company. If the Company cannot demonstrate that it meets all such requirements on or before June 3, 2014, the Company’s shares of common stock will be delisted from the TSX within 30 days from such date.

The TSX has advised the Company that the Continued Listing Review is being conducted in connection with the Company’s issuance of promissory notes (the “Notes”) to certain related parties in 2013 and the first quarter of 2014. Specifically, the Notice states that the Company failed to seek the TSX’s prior approval of the Notes transaction and prior disinterested shareholder approval for the issuance of the Notes, in each case as required under the Section 501 (c) of the TSX Company Manual. The Notice also states that the Company appears to have breached the TSX’s Timely Disclosure Policy for its failure to news release the key details of the Notes, including the interest rates, which the TSX does not believe are commercially reasonable.

The Company intends to provide the TSX with written submissions addressing the deficiencies identified in the Notice.

A copy of the press release announcing the Company’s receipt of the Notice is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated May 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2014

GEOVIC MINING CORP.

By: /s/ Michael T. Mason
Name: Michael T. Mason
Title: Chairman of the Board and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No. Description

99.1	Press Release dated May 5, 2014.